MARKETING CONSULTANCY AGREEMENT

AGREEMENT

AGREEMENT (this “Agreement”), made as of this 16th day of November, 2006 by and between Bloodhound Search Technologies, Inc., a Nevada corporation with offices at 19901 Southwest Freeway, Suite 114, Sugarland, Texas 77479 (the “Company"), and Gaming Solutions International, LLC, a limited liability company with offices at 2360 Bayou Boulevard, Pensacola, Florida 32503 (“GSI”).

WHEREAS, the Company is currently marketing and distributing certain software, materials and services of a proprietary Internet search engine known as “Strategic Information Monitoring System” (“SIMS”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to engage GSI as a consultant for the purpose of providing certain sales, marketing and public relation services to the Company and the Consultant desires to accept such engagement on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
SERVICES

Section 1.1 Services. In consideration for the compensation provided herein, GSI shall diligently promote the Company and its products and services and the brand and goodwill of Company. GSI shall create, enlarge and exploit the marketplace through raising brand awareness, sales, fieldwork, meetings and other customary means of promotion. In furtherance of the foregoing, GSI shall provide the following services for and on behalf of the Company:

1.                  The Company shall provide GSI information about the Company and its products which GSI will include on its Web site “LottoFactor.com”.
2.                  GSI will add a SIMS module to its Web site “LottoFactor.com”.
3.                  GSI will arrange a “virtual” road show with its current content partners and with other third parties identified by GSI and the Company.
4.                  GSI will provide a detailed list of names of potential customers for the Company, including the names of contact persons at such third parties.
5.                  GSI may be asked to attend meetings arranged by the Company. The Company will arrange and pay for travel expenses if this occurs.
6.                  GSI shall issue press releases regarding the arrangement between the parties and the endorsement by GSI of the Company and its products. All such releases shall be approved by the Company prior to their dissemination thereof.

Section 1.2 Independent Parties. The relationship between the parties herein is that as of independent parties and not of partners, joint venture partners, employer and employee, principal and agent or any other relationship other than as expressly provided herein. Nothing herein shall be construed to provide the authority to one party to bind the other party.

ARTICLE II
COMPENSATION

Section 2.1 Cash Compensation. Commencing on the first business day of December 2006 and continuing thereafter until the last business day in May 2007, GSI shall be entitled to $6,000 per month; commencing on the last business day in June 2007 and continuing thereafter until the last business day in November 2007, GSI shall be entitled to $8,000 per month. Provided that this Agreement has not been terminated in accordance with the terms hereof, the $84,000 due to GSI for its services shall be paid by the Company as follows: (i) $9,000 shall be due and payable on each of December 1, 2006 and March 1, 2007; (ii) $12,000 shall be due and payable on each of June 1, 2007 and September 1, 2007; and (iii) $42,000 shall be due and payable on November 30, 2007.

Section 2.2 Options. In addition to the cash payments provided above, the Company hereby grants options to purchase (i) 100,000 shares of common stock of the Company, exercisable at $0.40 per share; said options shall vest and be exercisable immediately until November 30, 2008; and (ii) 500,000 shares of common stock of the Company, exercisable at $1.25 per share; said options to vest and be exercisable on November 28, 2007 if this Agreement has not been terminated by the Company for cause prior to such time. If the Company has not terminated this Agreement for cause prior to November 28, 2007, then said option shall be exercisable until November 28, 2009.  The foregoing options awarded to GSI shall be assignable to the shareholders of GSI.

Section 2.3 Pay Per Click Revenue. The Net Revenue (as defined below) generated from any Pay Per Click from LottoFactor.com or any other Web site directly owned by GSI shall be split 50/50 between GSI and the Company. Net Revenue shall be defined as revenues received after any 3rd party fees and expenses. 50/50 shall be defined as the same amount that the Company receives as profit from such events.

Section 2.4 No Additional Compensation. GSI agrees and acknowledges that it shall not be entitled to any further compensation from the Company regardless of any revenues generated directly or indirectly as a result of the efforts of GSI.

ARTICLE III
TERM

Section 3.1 Term. The term of this Agreement shall commence as of the date written above and unless terminated earlier by the Company shall continue until December 1, 2007.

Notwithstanding anything contained herein to the contrary, the Company shall have the sole and exclusive right to terminate this Agreement for cause after June 1, 2007  provided that  GSI has not added value to BLDH in the preceding 12-months by performing the items outlined in section 1.1 of this agreement. Value is defined as GSI attempting to lead BH to contract arrangements that increase its distribution of its products, increasing brand awareness, strategic introductions to potential partners, and/or notable press releases during the 12 month period. GSI can not guarantee revenues for BLDH as BLDH has yet to prove their product will deliver substantial revenues on a going forward basis, but GSI agrees to make best efforts to assist BLDH in introducing their product to the marketplace per the items outlined in section 1.1 of this agreement.

Section 3.2 Compensation upon Termination. If the Company exercises its option to terminate the Agreement for cause, due to lack of performance by GSI as outlined in section 3.1 of this agreement, prior to December 1, 2007, the Company shall pay GSI any cash compensation then due and payable to GSI the accrued amount or the amount due hereunder. Said payment shall represent GSI’s sole and exclusive right to any damages as a result of such termination for cause by the Company so long as termination is justified due to lack of performance by GSI per section 3.1 of this agreement.

ARTICLE IV
CONFIDENTIALITY; NON-COMPETE

Section 4.1 Confidentiality. The parties agree during the course of GSI providing services to the Company, each party will disclose (the “Discloser”) non-public material information to the other (the “Recipient”). Such information, hereinafter referred to as “Proprietary Information” may include but is not limited to, any information concerning the software, customer and contact lists, business strategies, business forecasts, sales, merchandising and marketing plans, methods, policies and information, special offers, personnel, information, way of doing business, research, experimental work, development, inventions, design details and specifications, engineering, financial information, and any other information provided by the Discloser which is marked as “Confidential”.

At all times during the term of this Agreement and for three years therafter, the Recipient agrees to keep and hold all such Proprietary Information in strict confidence and trust, and not to use or disclose any of such Proprietary Information except as may be necessary to perform its duties pursuant to this Agreement and only for the benefit of the Discloser. Upon termination of this Agreement for any reason, the Recipient shall promptly deliver to the Discloser any and all Proprietary Information and any copies thereof.

Section 4.2 Non-Solicitation. GSI covenants and agrees that, for the term of this Agreement and for a period of three years thereafter, GSI shall not, and will not assist, directly or indirectly, anyone to, (a) hire any employee, consultant or independent contractor of the Company; (b) seek to persuade any employee, consultant or independent contractor of the Company to discontinue employment or work on behalf of the Company; (c) become employed by any of the Company ’s employees, independent contractors, suppliers, customers or service providers; (d) seek to persuade any independent contractor, supplier, customer or service provider to discontinue his/her relationship with Company or refrain from entrusting additional business to, or doing additional business; (e) develop a business relationship with any of Company’s clients other than those introduced to the Company by GSI; or (f) affect to the detriment of the Company or any of its affiliates any relationship of Company, its affiliates or any of its officers, employees and agents with any client, employee or agent of Company or its affiliates.

Section 4.3 Non-Compete. GSI agrees that, for the term of this Agreement and for a period of one year thereafter, that it will not serve as in a consultancy capacity for other search engine related companies.

ARTICLE V
GENERAL PROVISIONS

Section 5.1. Representations and Warranties. Each party hereby represents and warrants to the other that (i) it has the requisite corporate power and authority to enter into and perform its obligations under this Agreement; (b) the execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no further consent or authorization of the company or its board of directors or mangers, as the case may be, is required; and (c) this Agreement has been duly executed and delivered by the party and constitutes a valid and binding obligation of the party, enforceable against it in accordance with its terms.
  Section 5.2  Indemnification. GSI shall defend, indemnify, and hold the Company and its officers, directors, employees, agents and their respective affiliates and successors and assigns (an “Indemnified Party”) harmless from and against any suit, proceeding, assertion, damage, cost, liability or expense (including court costs and attorneys’ fees) incurred directly or indirectly by an Indemnified Party as a result of a breach of any representation, warranty or covenant made by GSI herein or any claim made by a third party against any Indemnified Party arising from or connected, directly or indirectly, to the actions or omissions of GSI.

Section 5.3 Notices. All notices and other communications provided to any party hereto under this Agreement or any instrument executed pursuant hereto shall be in writing and shall be deemed to have been duly given (a) three days after being sent by registered or certified mail (return receipt requested), (b) when delivered, if delivered personally, (c) upon the expiration of twenty four (24) hours after transmission, if sent by facsimile if a confirmation of transmission is produced by the sending machine (and a copy of each facsimile promptly shall be sent by ordinary mail), (d) upon the expiration of twenty four (24) hours after transmission, if sent by email if a confirmation of transmission is produced by the sending computer (and a copy of each email transmission promptly shall be sent by ordinary mail) or (e) on the third day after being sent by overnight mail or overnight courier, in each case to the parties at their respective addresses set forth above (or at such other address for a party as shall be specified by like notice; provided that the notices of a change of address shall be effective only upon receipt thereof).

Section 5.4 Severability. In the event that any provision of this Agreement is determined by a non-appealable decision to be illegal, invalid or unenforceable, then such provision shall not be voided, but shall be enforced to the maximum extent permissible under applicable law, and the remainder of this Agreement shall remain in full force and effect.

Section 5.5 Governing Law and Jurisdiction. This Agreement shall be governed by and be construed in accordance with the laws of the State of New York. Any dispute between or, legal action or proceeding against any of the parties hereto under, arising out of or in any manner relating to, this Agreement and the transactions contemplated herein shall be adjudicated by the a court of competent jurisdiction within the State of New York. Each of the parties herein: (1) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding; (2) consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by certified mail, return receipt requested, postage prepaid; (3) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non convenience or any similar basis, to the extent permitted by law; and (4) waives trial by jury in any litigation in any court with respect to, in connection with, or arising out of, this Agreement, or the validity, interpretation, collection or enforcement thereof.

Section 5.6 Entire Agreement. This Agreement contains the entire understanding of the parties herein with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the Company and GSI with respect to its subject matter.

Section 5.7 Change or modification. No waiver, change or modification of this Agreement or of any covenant, conditions or limitations herein contained shall be valid unless in writing and duly executed by both parties.

Section 5.8 No Assignment. GSI shall not assign or transfer this Agreement or any rights or obligations hereunder to any third party without the prior written consent of the Company. Options awarded to GSI per this agreement are transferable to individual shareholders of GSI.

Section 5.9 Construction. The headings of this Agreement have been inserted for purposes of convenience only and are to be ignored in any construction of the provisions hereof.

Section 5.10 Waiver. No waiver of any rights by any party hereto shall be construed as a waiver of the same or any other right at any prior or subsequent time. Further, no waiver or delay on the part of a party in exercising any power of right hereunder and no forbearance or indulgence of a party granted to the other party, shall in any way restrict or diminish the full rights and powers of the party under this Agreement, or operate as a waiver of any breach by a party of any of the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BLOODHOUND SEARCH TECHNOLOGIES, INC

By: /s/ Brian Wade Bickford
Name: Brian Wade Bickford
Title: Chief Executive Officer

Date: November 16, 2006

GAMING SOLUTIONS INTERNATIONAL, LLC

By: /s/ John Brier, Jr.
Name: John Brier, Jr.
Title: Managing Partner

Date: November 16, 2006